UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2010 (November 10, 2010)

ASBURY AUTOMOTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31262	01-0609375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW, Suite 300 Duluth, GA		30097
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (770) 418 - 8200

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.	Entry into Material Definitive Agreement

On November 16, 2010, Asbury Automotive Group, Inc. (“Asbury”, “we” or the “Company”) entered into a second amendment to its credit agreement, dated as of September 26, 2008, by and among the Company, Bank of America, N.A., as administrative agent, the other lenders party thereto, and each of the subsidiary guarantors signatory thereto (as amended, the “BofA Revolving Credit Facility”). Also on that date, the Company entered into a first amendment to its credit agreement, dated as of October 29, 2008, by and among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto (the “JPMorgan Used Floor Plan Facility” and, together with the BofA Revolving Credit Facility, the “Credit Agreements”).

The amendments to the Credit Agreements (i) modify the Restricted Payments (as defined in each of the Credit Agreements) covenants therein, respectively, to increase the aggregate amounts allowable for Restricted Payments from $25.0 million to $50.0 million and resets the Restricted Payment beginning measurement date for the determination of Consolidated Net Income (as defined in each of the Credit Agreements) available for such payments from December 23, 2003 to October 1, 2010, (ii) change the definition of Consolidated Net Income as they pertain to the Restricted Payments basket to exclude certain gains and losses, such as goodwill impairment, and (iii) modify the Permitted Real Estate Debt (as defined in each of the Credit Agreements) allowance during the Modified Covenant Period (as defined in each of the Credit Agreements) to increase the limit from $12.0 million to $30.0 million.

Some of the lenders under the Credit Agreements, or their affiliates, have various relationships with the Company involving the provision of financial services, including cash management, investment banking and brokerage services. These lenders or their affiliates receive, and may in the future receive, customary fees and expenses for these services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC

By:	/s/ Craig T. Monaghan
Name:	Craig T. Monaghan
Title:	Senior Vice President and Chief Financial Officer

Date: November 16, 2010

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